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Exhibit 10.25

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 21st day of March, 2006.

        BETWEEN:

                      BIOMIRA INC., a corporation,
                      incorporated under the laws of Canada

                      THE COMPANY

                      -and -
                       Rao Koganty an employee
                      of the Company or one of its Subsidiaries or
                      an entity controlled by the Company

                      OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

    A)
    In the regular course of events (i.e. other than in the event of a "Change of Control"),

  and  B)    In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not, without first having obtained the prior written consent of the Company, either solely or in partnership, or jointly in conjunction with any person or persons, firm, association, syndicate or corporation, whether as principal, agent, shareholder, employee or in any manner whatsoever, carry on, be engaged in, employed, concerned with or interested in any business, employment, activity, operation or position whatsoever similar to the present position occupied by you, or at any time carried on by the Company during your employment with the Company, with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of cancer immunotherapies or therapeutic cancer vaccines or technologies.

        You further agree that you will not recruit Company employees for a period of two (2) years from the date of severance.

        If you are paid any amounts under this Agreement and you contravene any of the conditions contained herein, you will be required to repay, with interest, any applicable amounts paid, and such amounts may be collected by the Company as a debt owing from you.

1.
Severance

A.
In the Regular Course of Events

    If in the regular course of events the Company should deliver to you written notice that your services hereunder will no longer be required, the Company will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this agreement, except to the extent these would already have accrued or been earned by you under the Company's retirement or option plans (all benefits cease as of the date of severance). Such monies will be paid as set out below upon the execution by you of a Release acceptable to the Company. The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments over eighteen (18) months.

    If notice is given to you that your services hereunder will no longer be required, you hereby resign forthwith from any and all offices and directorships held by you with the Company and release the Company and its officers from any liability arising out of the employment relationship or the termination of the employment relationship. The "date of severance" will be the date of the written notice or such date as specified therein.

    In addition, should the Company, alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion resulting in constructive dismissal (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

    If you receive notice that your services will no longer be required or if you suffer what would constitute a demotion resulting in constructive dismissal (in the context of an employer-employee relationship), as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements, the expiry date for all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

    In the event of cessation of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under the Company's benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability in lieu of this agreement. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of the Company to make such payments.

  B.
  Change of Control

    If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

    (i)
    you do not serve as Vice President and General Manager Synthetic Biologics Business Unit (or in a position of similar, comparable or more senior authority) for at least two calendar years or during such period of two years your service with the Company should terminate for any reason in either case other than voluntary resignation, death, disability, just cause or retirement at or after your normal retirement date under the Company's retirement plans, or

    (ii)
    you voluntarily resign your position at the Company within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are constructively dismissed (in the context of an employer-employee relationship) from the position you occupied immediately prior to such Change of Control.

    The Company will pay to you in lieu of any rights, other than those accrued as of the date of termination under the Company's retirement or option plans, an amount equal to (a) one and one-half (1.5) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this agreement, except to the extent these would already have accrued or been earned by you under the Company's retirement or option plans (all benefits cease as of the date of severance).

    The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over eighteen (18) months.

    In the event of a bona fide threat of a takeover bid for voting control of the Company, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a payment under this Agreement should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you. It is further understood and agreed that if your services are terminated as a result of a Change in Control, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

    In the event of the cessation of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under the Company's benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability, in lieu of any compensation under this agreement. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of the Company to make such payments.

    If you should be entitled to receive payments from the Company on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall be in lieu of payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

2.
Termination for Cause or Just Cause

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause" or "just cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensated, as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from the Company on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall be in lieu of payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

3.
Resignation

  Should you resign your employment voluntarily, you will not be entitled to receive any payments from the Company on account of the cessation of your employment.

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ Alex McPherson, M.D., Ph.D. Alex McPherson, M.D., Ph.D. President & CEO
		By:	/s/ Edward Taylor Edward Taylor Corporate Secretary
SIGNED, SEALED AND DELIVERED	}
in the presence of	}
	}		/s/ Rao Koganty
	}		Rao Koganty
/s/ Paul Bokenfohr Witness Signature	}
P. Bokenfohr Printed Name

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

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BIOMIRA SEVERANCE AGREEMENT
Exhibit A